Exhibit 4.2

FIRST AMENDMENT TO THE INDENTURE FOR THE FIRST ISSUANCE OF SIMPLE SECURED DEBENTURES, NOT CONVERTIBLE INTO SHARES, WITH FIRST PRIORITY SECURITY INTEREST, IN A SINGLE SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED SELLING EFFORTS, OF CELSE - CENTRAIS ELÉTRICAS DE SERGIPE S.A.

Entered into by and among

CELSE - CENTRAIS ELÉTRICAS DE SERGIPE S.A.
as Issuer

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS
as Fiduciary Agent

And

CREDIT SUISSE AG
in its capacity as Policyholder,
Policyholder Agent and Representative for the purpose of Coverage

________________

Dated
April 10, 2018
_________________

FIRST AMENDMENT TO THE INDENTURE FOR THE FIRST ISSUANCE OF SIMPLE SECURED DEBENTURES, NOT CONVERTIBLE INTO SHARES, WITH FIRST PRIORITY SECURITY INTEREST, IN A SINGLE SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED SELLING EFFORTS, OF CENTRAIS ELÉTRICAS DE SERGIPE S.A.

By this "First Amendment to the Indenture for the First Issuance of Simple Secured Debentures, Not Convertible into Shares, With First Priority Security Interest, in a Single Series, for Public Distribution with Restricted Selling Efforts, of CELSE - Centrais Elétricas de Sergipe S.A.” (the “Amendment”),

Celse - Centrais Elétricas de Sergipe S.A., a sociedade anônima, headquartered in the City of Barra dos Coqueiros, State of Sergipe, at Rod. Cesar Franco SE 100, s/n, enrolled in the National Register of Legal Entities of the Ministry of Finance ("CNPJ/MF") under N. 23.758.522/0001-52, and with its corporate documents registered under NIRE 28300005028, herein represented by its duly authorized legal representatives (the "Issuer");

pentágono s.a. distribuidora de títulos e valores mobiliários, a financial institution headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, through its subsidiary in the City of São Paulo, State of São Paulo, na Avenida Brigadeiro Faria Lima, 2954 – 10º andar – sala 101, CEP 01.451-000, enrolled with CNPJ/MF N. 17.343.682/0003-08, herein represented by its authorized legal representative(s), as a representative of the Debenture Holders (as defined below) (the "Fiduciary Agent"); and

Credit Suisse AG, a financial institution headquartered in Paradeplatz 8, 8001, Zurich, Switzerland, herein represented by its duly authorized legal representatives, acting in its capacity as policyholder (“Policyholder”) policyholder agent ("Policyholder Agent") and Representative for the purpose of Coverage (“Representative for the purpose of Coverage”), in connection with SERV Coverage.

(the Issuer, the Fiduciary Agent and the Policyholder Agent are hereafter collectively referred to as the "Parties", and each one, individually and indistinctly, as a "Party");

RECITALS

WHEREAS, the Parties entered into a certain "Indenture for the First Issuance of Simple Secured Debentures, Not Convertible into Shares, With First Priority Security Interest, in a Single Series, in accordance with the conditions of Law 12,431 of June 24, 2011, as amended, for Public Distribution with Restricted Selling Efforts, of Celse - Centrais Elétricas de Sergipe S.A.”, dated March 28, 2018, registered with the Board of Trade of the State of Sergipe (“JUCESE”) on April 4, 2018 under N. 20180129279(the "Indenture"), to govern the terms and conditions of the public distribution with restricted efforts of simple secured debentures, not convertible into shares, with first priority security interest, for the first issuance of the Issuer (“Debentures” and “Issuance”, respectively);

WHEREAS the Indenture and the other documents under the Issuance were entered into based on the following resolutions: (a) Issuer's Extraordinary General Shareholders Meeting ("EGM"), held on March 20, 2018 (the "Issuance's EGM"); (b) EGM of CELSEPAR – Centrais Elétricas de Sergipe Participações S.A., sole shareholder of the Issuer, held on March 20, 2018 (the "Issuer´s Shareholder Approval");

WHEREAS in accordance with section 3.5.11 of the Indenture, on April 5, 2018, a procedure to collect intention of investment was organized by the Bank Coordinators, without receiving reserves from Professional Investors, without minimum or maximum quantities, exclusive to verify the intention to acquire the Debentures (i) for the purpose of defining the Total Issuance Amount, observed the Minimum Issuance Amount; and (ii) in different levels of interest rate and to define, with the Issuer, the final Compensatory Interest rate (“Procedure to Collect Intention of Investment”).

WHEREAS, under the terms of sections 4.4.1, 4.4.2 and 4.4.13 of the Indenture, on April 5, 2018 the SERV Coverage was signed and issued;

WHEREAS, as provided in sections 3.4.1, 3.5.10, 3.5.11, 5.1.2 and 5.2.1 of the Indenture, and considering the placement of the Debentures have not been initiated yet, the matters object of this Amendment do not require any debenture holders meeting;

THEREFORE, the Parties hereby resolve, through the execution of this Amendment, to ratify the results of the Procedure to Collect Intention of Investment, and also certain terms and conditions arising from the execution and issuance of the SERV Coverage, as follows.

Capitalized terms used herein, whether in plural or singular, shall have the meaning provided in the Indenture.

SECTION I
CANCELLING OF DEBENTURES

1.1.
As per the result of the Procedure to Collect Intention of Investment, the Issuer, jointly with the coordinators of the Offer, decided to cancel thirteen thousand (13,000) Debentures, it being understood that three hundred and thirty seven (337,000) Debentures were placed and will be effectively subscribed and paid up.

SECTION II
AMENDMENTS

2.1.	The Parties agree to amend Sections 2.3.1, 2.3.2 and 2.4.1 of the Indenture that shall read as follows:

“2.3.1. In accordance with Article 62, item I, and Article 289 of the Corporation Law, the minutes of the Issuance's EGM was registered with the Board of Trade of the State of Sergipe ("JUCESE") on April 4, 2018 under N. 20180122584 and published in the Official Gazette of the State of Sergipe and in the newspaper “Correio de Sergipe” in the editions of April 6, 2018 (the "SE Newspapers for Publications").”

“2.3.2. The minutes of the Issuer’s Shareholder Approval was filed with the Board of Trade of the State of São Paulo and published in the Official Gazette of the State of São Paulo on April 5, 2018 under N. 164.637/18-7 and in the newspapers “Gazeta de São Paulo” (the "Shareholder Newspapers for Publications"), in the editions of April 09, 2018, in accordance with Article 289 of the Corporation Law.”

“2.4.1. This Indenture was registered with JUCESE on April 4, 2018 under N. 20180129279 and any amendments hereto shall be registered with JUCESE, pursuant to Article 62, item II, and Paragraph 3, of the Corporation Law. The Issuer shall, within five (5) Business Days (as defined below) from its date of execution, file this Indenture for registration with JUCESE. Any amendment hereto shall be filed with JUCESE within five (5) Business Days as of the date of its execution and shall be delivered by the Issuer to the Fiduciary Agent within five (5) Business Days as of the registration date.”

2.2.	The Parties agree to amend the Sections 3.4.1, 3.5.10, 3.5.11, 5.1.2, 5.2.1 of the Indenture, to ratify the result of the Procedure to Collect Intention of Investment, which shall read as follows:

“3.4.1. The total amount of the Issuance shall be of three billion three hundred and seventy million Brazilian Reais (“Reais”) (R$3,370,000,000) on the Issuance Date (as defined below) (the "Total Issuance Amount"). The Total Issuance Amount was defined pursuant to interest in Procedure to Collect Intention of Investment (defined below), in accordance with Section 3.5.11.”

“3.5.10. The amount of Debentures to be effectively offered was defined pursuant to Procedure to Collect Intention of Investment (defined below) and shall be ratified by means of an amendment to this Indentures..”

“3.5.11. A procedure to collect intention of investment was organized by the Bank Coordinators, without receiving reserves from Professional Investors, without minimum or maximum quantities, exclusive to verify the intention to acquire the Debentures (i) for the purpose of defining the Total Issuance Amount, observed the Minimum Issuance Amount; (ii) in different levels of interest rate and to define, with the Issuer, the final Compensatory Interest rate (“Procedure to Collect Intention of Investment”).”

“5.1.2. Number of Debentures: 337,000 (three hundred and thirty seven thousand) Debentures will be issued, which shall be fully subscribed and settled.”

“5.2.1. Compensatory interest will accrue over the Unit Nominal Value from the Subscription and Settlement Date at a fixed annual rate of 9.85%, as defined in the Procedure to Collect Intention of Investment, and will be computed on the basis of a 360- calendar day year of twelve 30-day months for the actual number of days elapsed in the Interest Period (as defined below) ("Compensatory Interest"), in accordance with the following formula:

I = VNA x (Interest Factor – 1)

Where:

I: means unit nominal value of Compensatory Interest due and payable at the end of each Interest Period, calculated to eight (8) decimal places, without rounding;

VNA: means the outstanding Unit Nominal Value of each Debenture, calculated to eight (8) decimal places, without rounding;

Interest Factor: fixed interest factor calculates to nine (9) decimal place, without rounding, as follows:

Where:

i: means the fixed annual rate of 9.85;

DP: number of calendar days between the Subscription and Settlement Date or the last Compensatory Interest Payment Date, as applicable, and the current date. The day count shall follow the ISMA-30/360 convention

Start date, as applicable:           M1/D1/Y1
Current date:                             M2/D2/Y2

DP = (Y2-Y1) * 360 + (M2-M1) * 30 + (D2-D1)

Convention:
• if D1=31, then D1=30
• if D2=31, then D2=30

DT: 180 days, following the ISMA-30/360 convention as amended.”

2.3.
Due to the execution and issuance of the SERV Coverage, the Parties agree to amend the Sections 4.4.1, 4.4.2 and 4.4.13 of the Indenture to specify the amounts in Brazilian Reais of the Total Coverage Cap, the Interest Guaranteed Cap and the SERV Coverage Premium, which shall read as follows:

“4.4.1. (…) The “Total Coverage Cap” shall be of R$3,447,502,337.00 (three billion, four hundred and forty seven million, five hundred and two thousand, three hundred and thirty seven Reais).”

“4.4.2. The SERV Coverage will cover scheduled Compensatory Interest payments hereunder up to a fixed amount of R$258,949,828.00 (two hundred and fifty eight million, nine hundred forty nine thousand, eight hundred and twenty eight Reais, subject to a cap of ninety-five percent (95%) of such total Compensatory Interest, corresponding to the amount of R$246,002,337.00 (two hundred and forty six million, two thousand, three hundred and thirty seven Reais) (such amount, the "Interest Guaranteed Cap").”

“4.4.13. SERV Coverage will be subject to payment to SERV of a premium, in the amount of R$518.808.130,00 (five hundred and eighteen million, eight hundred and eight thousand, one hundred and thirty Reais), equivalent to of 15.394900% on the Total Issuance Amount, payable at the Subscription and Settlement Date (collectively, the "SERV Coverage Premium"). Payment of the SERV Coverage Premium and other relevant costs as per Distribution Agreement, shall be made directly to SERV by the investors, and to the Arranger, as applicable, and will be shared ratably among investors based on their relevant subscription amount of the Debentures on the Subscription and Settlement Date.”

2.4.	The Parties agree to amend the definition of “PTAX Rate” of Annex I of the Indenture, to specify that the conversion rate will be “sell rate”, which shall read as follows on a consolidated basis:

“"PTAX Rate" means, as of any date of determination, the rate equal to the Brazilian Real/U.S. dollar commercial rate (“sell rate”, to sell USD, buy BRL), expressed as the amount of Brazilian reais per one U.S. dollar as reported by the Brazilian Central Bank on such determination date; provided, however, that if the PTAX Rate scheduled to be reported on any determination date is not reported by the Brazilian Central Bank on such determination date or if there is an Exchange Rate Divergence event, then the PTAX Rate will be determined by reference to the quotations received from three leading Brazilian banks as shall be selected by the Calculation Agent acting in good faith (collectively, the “Reference Banks”). The quotations will be determined in each case for such determination date as soon as practicable after it is determined that the PTAX Rate cannot be calculated as described above for such determination date. The PTAX Rate will be the average of the Brazilian real/U.S. dollar exchange rates (“sell rate”, to sell USD, buy BRL) obtained from the Reference Banks. If only two quotations are obtained, the PTAX Rate will then be the average of the Brazilian real/U.S. dollar exchange rates (“sell rate”, to sell USD, buy BRL) obtained from the two Reference Banks. If only one quotation is obtained, the PTAX Rate will be that quotation. Where no such quotations are obtained from the Reference Banks, if the Calculation Agent determines in good faith that there are one or two other suitable replacement banks active in the Brazilian real/U.S. dollar market, such banks shall be asked to provide such quotations and such quotations will be used to determine the PTAX Rate (taking an average rate, as set forth above, if applicable).”

2.5.
The Parties agree to amend items (bb), (ff), (ccc) and (fff) of Section 9.1 of the Indenture, to adjust the deadlines for the fulfillment of the covenants set forth in the referred items, which shall read as follows:

“9.1. Affirmative Covenants. Unless the Intercreditor Agent agrees in writing, the Issuer shall:

(bb) Within sixty-five (65) days as of April 12, 2018, provide for the sworn translation of the CTA, the Sponsor Support and Share Retention Agreement, all Security Documents (except the Security Documents governed by Brazilian law) into Portuguese and provide evidence to the Intercreditor Agent of registration of such documentswith the competent titles and deeds registry (Cartório de Registro de Títulos e Documentos) in Brazil;

(…)

(ff) (a) Comply (or, as applicable, ensure compliance) with the provisions of Annex 3 (Insurance Terms) of the CTA, (b) deliver to the Intercreditor Agent a final diligence report from the Insurance Consultant within ninety (90) days as of April 12, 2018 that confirms, among other things, that insurance and reinsurance endorsements have been issued by each of the insurers and reinsurers, and (c) deliver to the Intercreditor Agent within ninety (90) days after April 12, 2018 copies of each insurance and reinsurance endorsements, in form and substance satisfactory to the Senior Creditor Representatives and SERV;

(…)

(ccc) Cause all Material Real Estate Rights to be Obtained Real Estate Rights and duly acquire and register all such Material Real Estate Rights with the appropriate Public Registry in accordance with Sections 9.1 (z), (aa), (bb) and (dd) above, in each case not subject to Challenge, and with respect to: (i) any Material Real Estate Rights set forth in Parts A, B.1 and C.1 of Schedule 8 (Material Real Estate Rights) of the CTA, deliver evidence of perfection of the Senior Creditor´s Lien over such Obtained Real Estate Rights through registration of the Fiduciary Assignment of Real Estate Agreements for such Obtained Real Estate Rights, which are not areas subject to possession rights, as detailed in Part B.1 of Schedule 8 (Material Real Estate Rights) of the CTA, not later than seventy-five (75) days after April 12, 2018; (ii) any Material Real Estate Rights set forth in Parts B.2 and C.2 of Schedule 8 (Material Real Estate Rights) of the CTA: (A) deliver evidence that the Issuer has registered the Obtained Real Estate Rights Agreements described in Parts B.2 and C.2 of Schedule 8 (Material Real Estate Rights) of the CTA with the appropriate Public Registries in order to reflect the Issuer´s title (or other rights) in all Material Real Estate Rights described therein and filed a Fiduciary Assignment of Real Estate Agreements or other applicable fiduciary assignment agreements (in the event of easements over Property object of possessory rights), in form and substance satisfactory to the Senior Creditor Representatives, for such Material Real Estate Rights, in form and substance satisfactory to the Senior Creditor Representatives, with the appropriate Public Registry, in each case by September 30, 2018; and (B) deliver evidence of perfection of the Senior Creditor´s Lien over such Obtained Real Estate Rights through registration of the Fiduciary Assignment of Real Estate Agreements for such Obtained Real Estate Rights not later than seventy-five (75) days after filing the Fiduciary Assignment of Real Estate Agreements or other applicable fiduciary assignment agreements (in the event of easements over Property object of possessory rights) set forth in item (A) above; (iii) any Material Real Estate Rights set forth in Part C.3 of Schedule 8 (Material Real Estate Rights) of the CTA: (A) deliver evidence that the Issuer has registered the Obtained Real Estate Rights Agreements described in Part C.3 of Schedule 8 (Material Real Estate Rights) of the CTA with the appropriate Public Registries in order to reflect the Issuer´s title (or other rights) in all Material Real Estate Rights described therein and filed a Fiduciary Assignment of Real Estate Agreements for such Material Real Estate Rights, or other applicable fiduciary assignment agreements (in the event of easements over Property object of possessory rights), in form and substance satisfactory to the Senior Creditor Representatives, with the appropriate Public Registry, in each case by March 31, 2019; and (B) deliver evidence of perfection of the Senior Creditor´s Lien over such Obtained Real Estate Rights through registration of the Fiduciary Assignment of Real Estate Agreements for such Obtained Real Estate Rights not later than seventy-five (75) days after filing the Fiduciary Assignment of Real Estate Agreements or other applicable fiduciary assignment agreements (in the event of easements over Property object of possessory rights) set forth in item (A) above; (iv) any Material Real Estate Rights set forth in Parts B.3(i) and C.4(i) of Schedule 8 (Material Real Estate Rights) of the CTA: (A) deliver evidence that the Issuer has (A.1) acquired such Material Real Estate Rights, (A.2) registered the corresponding judicial decisions authorizing the creation of the relevant Material Real Estate Right with the appropriate Public Registries, and (A.3) executed a Fiduciary Assignment of Real Estate Agreements for such Material Real Estate Rights, form and substance satisfactory to the Senior Creditor Representatives, and filed such agreements with the appropriate Public Registry, in each case, not later than seventy-five (75) days after a favorable final judgment (res judicata – coisa julgada) with respect to such Material Real Estate Rights; and (B) deliver evidence of perfection of the Senior Creditor´s Lien over such Obtained Real Estate Rights through registration of the Fiduciary Assignment of Real Estate Agreements for such Obtained Real Estate Rights not later than seventy-five (75) days after filing the Fiduciary Assignment of Real Estate Agreements set forth in item (A) above; (v) the Material Real Estate Rights relating to the properties set forth in Parts B.3(ii) and C.4(ii) of Schedule 8 (Material Real Estate Rights) of the CTA: (A) deliver a copy of the injunctions obtained to legally use and occupy all such Property based on the public utility decree approved by ANEEL Resolution 6,680/17: (A.1) for the Material Real Estate Rights relating to the properties set forth in Part B.3(ii) of Schedule 8 (Material Real Estate Rights) of the CTA, within thirty (30) days after this date; and (A.2) for the Material Real Estate Rights relating to the properties set forth in Part C.4(ii) of Schedule 8 (Material Real Estate Rights) of the CTA, within sixty (60) days after April 12, 2018; (B) deliver evidence that the Issuer has (B.1) acquired such Material Real Estate Rights, (B.2) registered the corresponding judicial decisions authorizing the creation of the relevant Material Real Estate Rights with the appropriate Public Registries, and (B.3) executed a Fiduciary Assignment of Real Estate Agreements for such Material Real Estate Rights, in form and substance satisfactory to the Senior Creditor Representatives, and filed such Fiduciary Assignment of Real Estate Agreements with the appropriate Public Registry, in each case, not later than seventy-five (75) days after the favorable final judgment (res judicata – coisa julgada) with respect to such Material Real Estate Rights; and (C) deliver evidence of perfection of the Senior Creditor´s Lien over such Obtained Real Estate Rights through registration of the Fiduciary Assignment of Real Estate Agreements for such Obtained Real Estate Rights not later than seventy-five (75) days after filing the Fiduciary Assignment of Real Estate Agreements set forth in item (B) above; and (vi) any Material Real Estate Rights set forth in Part D of Schedule 8 (Material Real Rights) of the CTA, (A) deliver copies of the executed Assignment of Right of Use (Contrato de Cessão de Uso) regarding the water pump area and the executed Assignment of Right of Use (Contrato de Cessão de Uso) regarding the public waters (espelho d´água), in each case with the Federal Properties Management Office (Secretaria do Patrimônio da União) by the earlier of (i) commissioning of the Plant and (ii) December 20, 2018; (B) deliver evidence that the Issuer has executed a fiduciary assignment agreement, fiduciarily assigning all rights emerging from the Assignment of Right of Use (Contrato de Cessão de Uso) in favor of the Onshore Collateral Agent, acting as representative of and for the benefit of the Senior Creditors and all other Secured Parties, in form and substance satisfactory to the Senior Creditor Representatives, and filed such fiduciary assignment agreement with the appropriate Public Registry, in each case, not later than seventy-five (75) days after the execution of the applicable Assignment of Right of Use (Contrato de Cessão de Uso) with the Federal Properties Management Office (Secretaria do Patrimônio da União); and (C) deliver evidence of perfection of the Senior Creditors’ Lien over the Obtained Real Estate Rights set forth in clause (B) above through registration of the relevant fiduciary assignment agreement for such Obtained Real Estate Rights not later than seventy-five (75) days after filing the fiduciary assignment agreement set forth in clause (B) above.
(…)

(fff) No later than the date that is one hundred and eighty (180) days as of April 12, 2018, deliver to the Intercreditor Agent evidence that each of the Contratos de Constituição de Garantia annexed to the CCEARs and described in Schedule 9 (Power Purchase Agreements) of the CTA have been assigned to the Issuer;”

2.6.	The Parties agree to amend item (ee) of Section 13.1 of the Indenture, to adjust the deadlines for the fulfillment of the covenants set forth in the referred item, which shall read as follows:

“13.1. The Issuer represents and warrants as of this date, the Issuance Date and the Subscription and Settlement Date that:

(ee) The Issuer has, or, in respect of the Material Real Estate Rights relating to the properties set forth in Part B.3(ii) of Schedule 8 (Material Real Estate Rights) of the CTA, will have within thirty (30) days counted as of April 12, 2018, or, in respect of the Material Real Estate Rights relating to the properties set forth in Part C.4(ii) of Schedule 8 (Material Real Estate Rights) of the CTA, will have within sixty (60) days after April 12, 2018, the legal right to access and use all Property described in Schedule 8 (Material Real Estate Rights) of the CTA as necessary for the Transaction Purposes, which legal right, in the case of the properties set forth in Part B.3(ii) and Part C.4(ii) of Schedule 8 (Material Real Estate Rights) shall be on the basis of injunctions obtained under a judicial action based on the DUP;”

SECTION III
ANNOTATION

3.1.
This Amendment shall be annotated with JUCESE, pursuant to Article 62, item II, and Paragraph 3, of the Corporation Law. The Issuer shall arrange the filing for registration of this Amendment with JUCESE within five (5) Business Days as of the date of its execution.

3.2.
The Issuer shall provide the Fiduciary Agent with one (1) electronic copy (PDF) of this Amendment duly filed and registered with JUCESE, or, as applicable, one (1) original of this Amendment evidencing the annotation of this Amendment, within five (5) Business Days after its annotation.

SECTION IV
MISCELLANEOUS

4.1.	All terms and conditions not expressly altered by this Amendment are hereby ratified and shall remain in full force and effect.

4.2.	This Amendment is concluded on an irrevocable and irreversible basis, and shall be binding, on any account, on the Parties and their successors.

4.3.
The invalidation or nullity, in whole or in part, of any provision of this Amendment shall not affect any other provisions, which will always remain valid and effective until the Parties have fulfilled their obligations hereunder. Should any provision be held invalid or null, the Parties hereby undertake to promptly engage in good faith discussions to replace the provision held invalid and null with another provision whose terms and conditions are valid and reflect those of the provision held invalid or null, especially in regard to the Parties' intention and goals when they negotiated the terms and conditions of the invalid and null provision and the context in which it is inserted.

4.4.	This Amendment is governed by the laws of the Federative Republic of Brazil.

4.5.
The Parties elect the jurisdiction of the courts of the Capital of the State of São Paulo to settle and resolve any disputes arising out of or relating to this Amendment, to the exclusion of any other courts, no matter how privileged they may be.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to sign this Indenture in six (6) original counterparts of equal form and content, together with the undersigned witnesses.

São Paulo, April 10, 2018.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(Signature [1-4] Page of the "First Amendment to the Indenture for the First Issuance of Simple Secured Debentures, Not Convertible into Shares, with First Priority Security Interest, in a Single Series, for Public Distribution with Restricted Selling Efforts, of CELSE - Centrais Elétricas de Sergipe S.A.")

CELSE - CENTRAIS ELÉTRICAS DE SERGIPE S.A.

/s/ Eduardo da Cunha Andrade Maranhão	/s/ Ricardo de Souza Assef

Name: Eduardo da Cunha Andrade Maranhão Title: President Director	Name: Ricardo de Souza Assef Title: Finance Director

(Signature [2-4] Page of the " First Amendment to the Indenture for the First Issuance of Simple Secured Debentures, Not Convertible into Shares, with First Priority Security Interest, in a Single Series, for Public Distribution with Restricted Selling Efforts, of CELSE - Centrais Elétricas de Sergipe S.A.").

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

/s/ Pedro Silva

Name: Pedro Silva Title: Attorney

(Signature [3-4] Page of the "First Amendment to the Indenture for the First Issuance of Simple Secured Debentures, Not Convertible into Shares, with First Priority Security Interest, in a Single Series, for Public Distribution with Restricted Selling Efforts, of – CELSE - Centrais Elétricas de Sergipe S.A.").

CREDIT SUISSE AG

/s/ Gabriele Gorrera	/s/ Christian Wieser

Name: Gabriele Gorrera Title: Director	Name: Christian Wieser Title: Director

(Signature [4-4] Page of the "First Amendment to the Indenture for the First Issuance of Simple Secured Debentures, Not Convertible into Shares, with First Priority Security Interest, in a Single Series, for Public Distribution with Restricted Selling Efforts, of CELSE - Centrais Elétricas de Sergipe S.A.")

WITNESSESES

/s/ Yaskára Gonçalves Bairadi	/s/ Andrea Ribeiro da Silva

Name: Yaskára Gonçalves Bairadi ID: 48.838.773-5	Name: Andrea Ribeiro da Silva ID: 58.987.63